EXIBIT 4.07

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$350,000.00	April 1, 2004
New York, New York

          FOR VALUE RECEIVED, SWANK, INC., a Delaware corporation (the "Company"), hereby promises to pay to the order of MARSHALL TULIN (the "Investor"), the principal sum of Three Hundred and Fifty Thousand and 00/100 Dollars ($350,000.00), together with accrued but unpaid interest, all as provided in this Convertible Subordinated Promissory Note (this "Note").

          1.         Maturity. All outstanding principal and accrued but unpaid interest under this Note shall be due and payable by the Company on the second anniversary of the date hereof (the "Maturity Date").

          2.          Interest. (a) The Investor shall be entitled to receive interest on the unpaid principal amount of this Note at the rate of 7% per annum. Interest shall be calculated on the basis of a year of 365 days for the actual number of days elapsed. Accrued but unpaid interest shall be payable in arrears on the last day of each June, September, December and March while any principal amount under this Note shall be outstanding, commencing on June 30, 2004.

                    (b)     The Investor and the Company intend this Note to comply in all respects with all provisions of law and not to violate, in any way, any legal limitations on interest charges. Accordingly, if, for any reason, the Company is required to pay, or has paid, interest at a rate in excess of the maximum rate allowed by law (the "Maximum Rate"), then the interest rate shall be deemed to be reduced, automatically and immediately, to the Maximum Rate, and interest payable hereunder shall be computed and paid at the Maximum Rate and the portion of all prior payments of interest in excess of the Maximum Rate shall be deemed to have been payments in reduction of the outstanding principal of this Note and applied as partial prepayments hereof.

          3.          Payment in Shares of Common Stock. (a) At the option of the Investor, on the Maturity Date or on the Acceleration Date (as hereinafter defined), but subject in all events to Section 6 below, in lieu of requiring the Company to pay the principal amount due thereon in lawful money of the United States of America and otherwise as provided in Section 8 of this Note, the Investor may require instead that such principal amount be converted into, and shall be paid by the issuance to the Investor of, the number of fully paid and nonassessable shares of the Company's common stock, $.10 par value per share (the "Common Stock") that equals the quotient of (i) the outstanding principal amount of this Note on the Maturity Date or the Acceleration Date, as the case may be, divided by (ii) the quotient of (A) the Going Concern Value of the Company (as hereinafter defined), divided by (B) the number of issued and outstanding shares of Common Stock on the Maturity Date or the Acceleration Date, as the case may be; provided, that the maximum number of shares of Common Stock that may be issued to the Investor upon such conversion shall be 20% of the issued and outstanding shares of Common Stock on the Convertible Note Conversion Date (as hereinafter defined). The term "Going Concern Value of the Company" shall mean the greater of (x) going concern value of the Company as determined by an investment banking firm or a nationally recognized accounting firm mutually agreed to by the Company and the Investor, whose determination shall be conclusive and binding on both the Company and the Investor, or (y) the number of issued and outstanding shares of Common Stock on the Maturity Date or the Acceleration Date, as the case may be multiplied by the Closing Price Per Share (as hereinafter defined) on the Maturity Date or the Acceleration Date, as the case may be, expressed in dollars. The term "Closing Price Per Share" shall mean (x) if the principal market for the Common Stock is a national securities exchange, the closing price per share of the Common Stock on such day as reported by such exchange or on a consolidated tape reflecting transactions on such exchange, (y) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is quoted on The Nasdaq Stock Market ("Nasdaq"), the closing price per share of the Common Stock on such day on Nasdaq, or (z) if the principal market for the Common Stock is not a national securities exchange and the Common Stock is not quoted on Nasdaq, the average of the highest bid and lowest asked prices per share for the Common Stock on such day as reported on the OTC Bulletin Board Service or by a reputable on-line database, or other source determined by the Company and reasonably acceptable to the Investor; provided, however, that if no trades have been made or no quotes are available for the Maturity Date or the Acceleration Date, as the case may be, the Closing Price Per Share shall be determined with reference to the most recent prior day on which a trade shall have been made or a quote shall be available. In the event that such investment banking or nationally recognized accounting firm shall not have determined the Going Concern Value of the Company on or prior to the Maturity Date or the Acceleration Date, as the case may be, then the Maturity Date or the Acceleration Date, as the case may be, shall be deemed extended for such period as shall be necessary for such investment banking firm or accounting firm to finish such determination. The costs and expenses of the determination of the Going Concern Value of the Company shall be borne by the Company.

                    (b)     The Investor may effect the optional conversion and payment contemplated by Section 3(a) by making written demand for such conversion and payment (a "Convertible Note Conversion Demand") upon the Company at its principal executive offices (presently 90 Park Avenue, New York, New York 10016) (i) with regard to a conversion on the Maturity Date, not less than 45 Business Days (as hereinafter defined) prior to the Maturity Date, and (ii) with regard to a conversion on the Acceleration Date, not later than 10 Business Days after such Acceleration Date (each such date, for purposes of this Section 3, the "Convertible Note Conversion Date"). On the Convertible Note Conversion Date, the Investor shall deliver to the Company this Note, or, if this Note has been lost or stolen, an affidavit and indemnification agreement in form and substance reasonably satisfactory to the Company, and the Company shall issue and deliver to the Investor a certificate for the number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof (rounded down to the nearest whole share). The term "Business Day" is a day other than a Saturday, Sunday or any other day on which banks in the State of New York are authorized or required to close. Accrued but unpaid interest on the outstanding principal amount of this Note that shall be converted under this Section 3 shall be paid in lawful money of the United States of America and otherwise as provided in Section 8 of this Note.

                    (c)     Subject to Section 6 below, this Note shall, on the Convertible Note Conversion Date, be converted into Common Stock for all purposes. On and after the Convertible Note Conversion Date, (i) this Note shall not be deemed to be outstanding or be transferable (to the extent transferable in accordance with the terms hereof) on the books of the Company, and (ii) the Investor shall not be entitled to receive any interest or to receive notices or to exercise or to enjoy any other powers, preferences or rights to which the Investor is entitled in respect hereof, other than the right, upon surrender of this Note to receive a certificate for the number of shares of Common Stock into which such this Note shall have been converted as provided herein.

                    (d)     In the event of a proposed dissolution or liquidation of the Company, a corporate or other reorganization of any kind, or in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation or entity, the Company shall make appropriate provision for the protection of this Note by the substitution of a Note that is convertible into appropriate stock or other securities or property of the Company or of the merged, consolidated or otherwise reorganized corporation or other entity which will be issuable in respect to each share of Common Stock of the Company.

                    (e)     No fractional shares shall be issued upon the conversion of this Note. Any fractional interest in a share of Common Stock resulting from conversion of this Note shall be paid in cash (computed to the nearest whole cent) equal to such fraction based on the Going Concern Value of the Company, as determined as provided above in this Section 3.

          4.          Prepayment.   Subject to Section 6 below, this Note may be prepaid by the Company at any time, in whole or in part, without premium or penalty. Any partial prepayment shall be accompanied by payment by the Company to the Investor of accrued but unpaid interest on the amount so prepaid.

          5.          Events of Default. (a) Each of the following events shall constitute an event of default under this Note (each, an "Event of Default"):

               (i)     any default (whether in whole or in part) shall occur in the payment of any amount payable under this Note and such default is not cured within 5 Business Days after notice of such default shall have been given by the Investor to the Company;

               (ii)     the Company shall fail to perform any of its other obligations hereunder and such failure is not cured within 30 Business Days after notice of such default shall have been given by the Investor to the Company; or

               (iii)     any proceedings are instituted in a court of competent jurisdiction for the reorganization, liquidation or dissolution of the Company or for its adjudication as a bankrupt or insolvent and, if instituted by a third party, such proceedings are not dismissed, discharged or stayed within 45 Business Days from the date such proceedings are instituted.

                    (b)     Upon the occurrence and during the continuance of an Event of Default, at the option of the Investor exercisable by written notice to Swank, the entire outstanding principal amount of this Note, together with all accrued but unpaid interest, shall become immediately due and payable; provided, that upon the occurrence of an Event of Default set forth in Subsection 5(a)(iii), the entire outstanding principal amount of this Note, together with all accrued but unpaid interest, shall become immediately due and payable without further notice or other action by the Investor or any other person or entity. The date on which such outstanding principal amount shall become immediately due and payable under this Section 5(b) is the "Acceleration Date".

          6.          Subordination of Principal and Interest. (a) Notwithstanding anything to the contrary contained in this Note, except as provided below in this Section 6, the Company and the Investor agree that the payment of principal, interest and all other amounts due under this Note (including, without limitation, payment by issuance of Common Stock pursuant to a Convertible Note Conversion Demand) are expressly subordinated, in the manner hereinafter set forth, in right of payment to the prior payment and satisfaction in full of all Senior Indebtedness (as hereinafter defined). The term "Senior Indebtedness" shall mean all indebtedness of the Company to Congress Financial Corporation (New England) ("Congress") under that Loan and Security Agreement dated April 19, 2003, between the Company and Congress, as amended to date and as the same may hereafter be amended, modified, supplemented and/or waived, and all refundings, refinancings and/or renewals thereof with Congress, another bank, financial institution, or other lender, person or entity, which refundings, refinancings and/or renewals may, but need not, increase the amount of the indebtedness, liabilities or obligations of the Company in respect thereof (except, in each case set forth above, the terms of the documents and/or instruments of such refunding, refinancing and/or renewal shall expressly provide that this Note is not subordinated in right of payment thereto).

                    (b)     The Company may make payments of principal and interest under this Note to the Investor unless and until (i) an event of default occurs under any Senior Indebtedness and (ii) during the continuance of such event of default the Company shall receive from any holder of Senior Indebtedness a written instruction not to make any payments hereunder, and thereafter no payment of principal of or interest on this Note shall be made by the Company or accepted by the Investor unless and until such event of default shall no longer exist.

                    (c)     In the event of the insolvency or bankruptcy, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its property, or, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company or distribution of its assets, then and in any such event all Senior Indebtedness shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made on account of this Note. Any such payment or distribution that would, but for the provisions hereof, be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of Senior Indebtedness until all Senior Indebtedness shall have been paid in full, and every holder of this Note by becoming a holder thereof shall be deemed to have designated and appointed the holder or holders of Senior Indebtedness as his or its agents and attorney-in-fact to demand, sue for, collect and receive such Senior Indebtedness holder's ratable share of all such payments and distributions and to file any necessary proof of claim therefor and to take all such other action, in the name of the Investor or otherwise, as such Senior Indebtedness holders (or their authorized representatives) may determine to be necessary for the enforcement of this Section 6; and that the Investor and each successor to the Investor by its or his acceptance hereof, agrees to execute, at the request of the Company, a separate agreement with any holder of Senior Indebtedness on the terms set forth in this Section 6, or as otherwise required by such holder in order to further reflect the subordination of this Note to such holder on terms and conditions reasonably satisfactory to such holder, and to take all such other action as such holder may request in order to enable such holder to enforce all claims upon or in respect of such holder's ratable share of this Note.

                    (d)     In the event that any payment or distribution shall be paid or delivered to the Investor before all Senior Indebtedness shall have been paid in full in violation or contravention of the terms of this subordination, such payment or distribution shall be held in trust for and paid and delivered ratably to the holders of such Senior Indebtedness.

                    (e)     The right of any present or future holder of Senior Indebtedness to enforce subordination of this Note pursuant to the provisions of this Section 6 shall not at any time be prejudiced or impaired by any act or failure to act on the part of the Company or any such holder of Senior Indebtedness, including, without limitation, any forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security of or in respect of any Senior Indebtedness or by noncompliance by the Company with the terms of such subordination regardless of any knowledge thereof the holder may have.

                    (f)     Each present and future holder of Senior Indebtedness shall be an intended third party beneficiary of this Section 6.

                    (g)     Subject to the payment in full of all Senior Indebtedness and until the Note shall be paid in full, the Investor shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of this Note) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Investor, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Investor would be entitled except for the provisions of this Section 6 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Investor, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

                    (h)     The provisions of this Section 6 are intended solely for the purpose of defining the relative rights of the Investor, on the one hand, and the holders of the Senior Indebtedness, on the other hand. Nothing contained in this Section 6 or elsewhere in this Note is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Investor, the obligation of the Company to pay to the Investor the principal of and interest on the Note as and when the same shall become due and payable in accordance with the terms hereof, or to affect the relative rights of the Investor and creditors of the Company other than the holders of the Senior Indebtedness.

          7.          Waiver of Presentment, Etc. Except as expressly provided in this Note, the Company hereby expressly waives presentment for payment, demand for payment, notice of dishonor, protest, notice of protest, notice of non-payment, and all lack of diligence or delays in collection or enforcement of this Note.

          8.          Payments. Except as provided in Section 4, all payments on this Note are to be made in lawful money of the United States of America by wire transfer of immediately available funds to the account of the Investor as set forth in the records of the Company or, at the option of the Company, by check (subject to collection). If any such payment becomes due on a Saturday, Sunday or any other day which is not a Business Day, such payment shall be deferred to, and shall be payable on, the next Business Day.

          9.          Miscellaneous. (a) All notices, consents, demands, instructions, requests and other communications required or permitted hereunder must be in writing and shall be deemed to have been duly given if sent to the Company at its address set forth on the signature page of this Note under the Company's signature line, and, as to the Investor, at his address set forth on the signature page of this Note under its signature, or such other addresses and to the attention of such other persons or entities as set forth in a written notice to the other party, which notices shall be sent by certified or registered mail, return receipt requested, or by overnight courier, messenger or other means of personal delivery, and shall be effective upon delivery.

                    (b)     The Investor may not negotiate, transfer or assign this Note, or any or all of his rights, interests, duties or obligations hereunder, except with the prior written consent of the Company. Subject to the foregoing, whenever reference is made to any party, such reference shall be deemed to include the successors and assigns of the Company and the heirs, executors, legal representatives, administrators, successors and assigns of the Investor.

                    (c)     The Investor may extend the time of payment of this Note, postpone the enforcement hereof, or grant any other indulgences whatsoever without affecting or diminishing the Investor's right of recourse against the Company, as provided herein, which right is hereby expressly reserved. The failure to assert any right by the Investor shall not be deemed a waiver thereof.

                    (d)     This Note is binding upon the Company and its successors and assigns and upon the Investor his heirs, executors, legal representatives, administrators, successors and assigns.

                    (e)     This Note shall be governed by, and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

                    (f)     This Note may be executed in one or more counterparts (including signature pages delivered by facsimile transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Note shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

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Signature Page

SWANK, INC.

By: /s/ Jerold R. Kassner
Print Name: Jerold R. Kassner
Print Title: Senior Vice President, CFO

Address for Notices:

Swank, Inc.
90 Park Avenue
New York, New York 10016
Attention: Chief Financial Officer

Agreed:

/s/ Marshall Tulin
Marshall Tulin

Address for Notices:

Mr. Marshall Tulin
Paine Road
Hewlette, New York 11557